Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 5, 2006
Contacts
Media: Jil Backstrom Office: (720) 558-4774 press.release@mcdata.com		Investors: Renee Lyall Office: (408) 567-5815 renee.lyall@mcdata.com

McDATA Announces Preliminary First Quarter Fiscal Year 2006
Financial Results In Line With Previous Guidance

BROOMFIELD, Colo. — May 5, 2006 — McDATA Corporation (Nasdaq: MCDTA/MCDT) today announced preliminary results for the first quarter of fiscal 2006 (Q1 06), ending April 30, 2006. McDATA expects to report net revenue for Q1 06 at the low end of the previously announced guidance range of $167 million to $177 million, and non-GAAP earnings at the low end of the previously announced guidance range of 3 to 5 cents per share.

“I’m looking forward to discussing our first quarter results in greater detail on our quarterly earnings conference call,” said John Kelley, chairman, president and CEO. “We continue to focus on driving revenue growth, lowering costs and improving profitability and are optimistic we can continue to make progress in these areas.”

All statements relating to the company’s first quarter fiscal year 2006 financial performance are preliminary and are based on initial estimates of operating results and may change based on the company’s management and independent auditors completion of customary quarterly closing and review procedures.

McDATA will provide more detailed information when they announce their first quarter fiscal year 2006 financial results after the close of the market on Tuesday, May 30, 2006.  Financial results will be released over Business Wire and First Call. Following the press release, McDATA will host a conference call at 3 p.m. MDT (5 p.m. EDT). The call will be Web cast live via the Internet at www.mcdata.com. An audio replay of the conference call will be available via Web cast for 12 months at www.mcdata.com.

Event:	McDATA Q1 06 Financial Results Conference Call
Time:	3 p.m. MDT, Tuesday, May 30, 2006
Dial-in:	(706) 679-8352
Web cast:	www.mcdata.com

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About McDATA (www.mcdata.com)
McDATA (Nasdaq: MCDTA/MCDT) is the leading provider of storage networking solutions, helping customers build, globally connect, optimize and centrally manage data infrastructures across SAN, MAN and

WAN environments. With nearly 25 years experience developing SAN products, services and solutions, McDATA is the trusted partner in the world’s largest data centers, connecting more than two-thirds of all networked data.

Forward-Looking Statements
This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, McDATA’s relationships with EMC, IBM and Hitachi Data Systems and the level of their orders, aggressive price competition by numerous other SAN and IP switch suppliers, OEM qualification of our new products, integration of CNT’s sales and marketing functions, manufacturing constraints, constraints in obtaining third party product for resale and other risk factors that are disclosed in McDATA’s filings with the Securities and Exchange Commission. These cautionary statements by McDATA should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by McDATA. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. McDATA does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.